Exhibit 99.1

Zoom® Telephonics Reports Results for the Second Quarter of 2014

Boston, MA, July 31, 2014 – Zoom Telephonics, Inc. (“Zoom”) (OTCQB: ZMTP), a leading manufacturer of modems and other communication products, today reported net sales of $2.6 million for the second quarter ended June 30, 2014 (“Q2 2014”), down 11.9% from $3.0 million for the second quarter of 2013.  Zoom reported a net loss of $107 thousand or $0.01 per share for Q2 2014 compared to net income of $49 thousand or $0.01 per share for Q2 2013, as Zoom’s decrease in sales and gross profit was partially offset by a decrease in overall expenses.

Gross profit was $0.80 million or 30.3% of net sales in Q2 2014, down from $1.03 million or 34.5% of net sales in Q2 2013.  In Q2 2013 resolution of a supplier pricing dispute added approximately 6.5% to Zoom’s gross margin; and Q2 2013 margins also benefited from higher revenues than Q2 2014.  On the other hand, Q2 2014 margins benefited from Zoom’s success in lowering its standard cost for some products.

Operating expenses were $884 thousand or 33.5% of net sales in Q2 2014, down from $968 thousand or 32.3% of net sales in Q2 2013.  Selling expenses decreased $45 thousand to $355 thousand from Q2 2013 to Q2 2014 as promotional expenses and salaries declined while freight expenses increased.  General and administrative expenses decreased $116 thousand to $238 thousand from Q2 2013 to Q2 2014 due primarily to decreases in salaries, legal fees, and outside services.  Research and development expenses increased $77 thousand to $291 thousand from Q2 2013 to Q2 2014 due primarily to increased product certification costs and the salary cost for new R&D employees.

Zoom’s net inventory rose $0.7 million to $2.4 million from December 31, 2013 to June 30, 2014 due to reduced retailer promotions of one of Zoom’s top products and an intentional increase in cable modem inventory to safeguard against a threatened dock strike.  This increase in inventory and the $144 thousand loss for the first half of 2014 were the primary reasons for a $0.6 million increase in bank debt from December 31, 2013 to $960 thousand at June 30, 2014.  Zoom’s working capital on June 30, 2014 was $2.2 million and Zoom’s current ratio was 2.1.

“Most of our loss in Q2 2014 was due to increased product development expenses,” said Frank Manning, Zoom’s President and CEO.  “During the quarter we introduced our Model 5363 cable modem/router with very high-performance wireless networking capability, and this product performs exceptionally well in areas with lots of wireless traffic like New York City and other high density areas. We recently achieved FCC certification and firmware release for a strong new ADSL modem/router whose cost should help us win new business.  ZoomGuard development continues, and we believe that Zoom has a strong position in small, battery-powered wireless sensors and controls.”

Zoom has scheduled a conference call for Friday, August 1st at 11:30 a.m. Eastern Time.   You may access the conference call by dialing (877) 706-2128 if you are in the U.S. and international callers may dial (706) 643-5255.  The conference ID is 82553103.  The call will also be simulcast to stock analysts and other interested parties on Zoom’s website, www.zoomtel.com/Q2, and to other financial and investor-oriented websites.  Shortly after the conference call, a recording of the call will be available on Zoom’s website.  For additional information, please contact Investor Relations, Zoom Telephonics, 207 South Street, Boston, MA 02111, telephone (617) 753-0897, email investor@zoomtel.com, or visit Zoom’s website at www.zoomtel.com

About Zoom Telephonics

Founded in 1977 in Boston, Zoom Telephonics, Inc. designs, produces, markets, and supports modems and other communication products under the Zoom, Hayes®, and Global Village® brands. For more information about Zoom and its products, please see www.zoomtel.com.

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Forward Looking Statements

This release contains forward-looking information relating to Zoom Telephonics’ plans, expectations, and intentions.  Actual results may be materially different from expectations as a result of known and unknown risks, including: the potential need for additional funding which Zoom may be unable to obtain; declining demand for certain of Zoom’s products; delays, unanticipated costs, interruptions or other uncertainties associated with Zoom’s production and shipping; Zoom’s reliance on several key outsourcing partners; uncertainty of key customers’ plans and orders; Zoom’s dependence on key employees; uncertainty of new product development and introduction, including budget overruns, project delays, and the risk that newly introduced products may contain undetected errors or defects or otherwise not perform as anticipated; and other risks set forth in Zoom’s filings with the Securities and Exchange Commission. Zoom cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Zoom expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in Zoom’s expectations or any change in events, conditions or circumstance on which any such statement is based.

ZOOM TELEPHONICS, INC.
Condensed Balance Sheets
In thousands
(Unaudited)

	6/30/14	12/31/13

ASSETS

Current assets:

Cash	$54	$55
Accounts receivable, net	1,527	1,675
Inventories, net	2,447	1,714
Prepaid expenses and other	257	225

Total current assets	4,285	3,669

Property and equipment, net	47	51

Total assets	$4,332	$3,720

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Bank debt	$960	$318
Accounts payable	866	694
Accrued expenses	252	322

Total current liabilities	2,078	1,334

Total liabilities	2,078	1,334

Stockholders’ equity:

Common stock and additional paid-in capital	34,267	34,258
Accumulated other comprehensive income (loss)	366	364
Retained earnings (accumulated deficit)	(32,379)	(32,236)

Total stockholders’ equity	2,254	2,386

Total liabilities & stockholders’ equity	$4,332	$3,720

ZOOM TELEPHONICS, INC.
Condensed Statements of Operations
In thousands, except for per share data
(Unaudited)

	Three Months Ended		Six Months Ended
	6/30/14	6/30/13	6/30/14	6/30/13

Net sales	$2,641	$2,999	$5,787	$5,817
Cost of goods sold	1,841	1,965	4,055	4,079

Gross profit	800	1,034	1,732	1,738

Operating expenses:
Selling	355	400	708	823
General and administrative	238	354	530	694
Research and development	291	214	599	472
Total operating expenses	884	968	1,837	1,989

Operating profit (loss)	(84)	66	(105)	(251)

Other income (expense), net	(20)	(16)	(35)	(32)

Income (loss) before income taxes	(104)	50	(140)	(283)

Income tax expense (benefit)	3	1	4	1

Net income (loss)	$(107)	$49	$(144)	$(284)

Earnings (loss) per share:
Basic Earnings (loss) per share	$(0.01)	$0.01	$(0.02)	$(0.04)
Diluted Earnings (loss) per share	$(0.01)	$0.01	$(0.02)	$(0.04)

Weighted average number of shares outstanding:

Basic	7,983	6,974	7,983	6,974
Diluted	7,983	6,974	7,983	6,974